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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    Washington Real Estate Investment Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
                      6110 Executive Boulevard, Suite 800
                           Rockville, Maryland 20852

                                                                  March 30, 2000

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of the Washington Real Estate Investment Trust to be held on Tuesday, May 23, 2000. The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted upon are enclosed.

   Please read the Proxy Statement, then complete, sign and return your proxy card in the enclosed envelope. Note that you may vote via telephone or the internet should you prefer. To do so, just follow the instructions on the enclosed card.

   Regardless of the number of shares you own, your vote is important.

                                          Sincerely,

                                          /s/ Arthur A. Birney
                                          ----------------------
                                          Arthur A. Birney
                                          Chairman of the Board

                    WASHINGTON REAL ESTATE INVESTMENT TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   The Annual Meeting of the Shareholders (the "Annual Meeting") of the Wash-ington Real Estate Investment Trust (the "Trust" or "WRIT") will be held at the Hyatt Regency Hotel, One Bethesda Metro Center, Bethesda, Maryland on Tuesday, May 23, 2000 at 11:00 a.m., for the following purposes:

  1. To elect two Trustees;

  2. To vote upon a proposal to amend the Trust's Stock Option Plan to increase the number of shares available under the plan by 280,000 shares;

  3. To vote upon a shareholder proposal regarding executive compensation;
     and

  4. To transact such other business as may properly come before the meeting.

   The Trustees have fixed the close of business on March 27, 2000 as the record date for shares entitled to vote at the Annual Meeting.

   The Annual Report of the Trust, Proxy Statement and a Proxy Card are enclosed with this Notice.

   You are requested, if you cannot be present at the Annual Meeting, to sign and promptly return the Proxy Card in the enclosed business reply envelope.

                                    Sincerely,

                                    /s/ Laura M. Franklin
                                    ----------------------
                                    Laura M. Franklin
                                    Corporate Secretary

March 30, 2000

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
                      6110 Executive Boulevard, Suite 800
                           Rockville, Maryland 20852

                                PROXY STATEMENT

   This Proxy Statement is furnished by the Trust's Board of Trustees (the "Board") in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 23, 2000 and at any and all adjournments thereof. Mailing of this Proxy Statement will commence on or about March 30, 2000. All proxies will be voted in accordance with the instructions contained therein, and if no instructions are specified, the proxies will be voted in accordance with the recommendations of the Board. Therefore, if no instructions are specified, the proxies will be voted FOR the election of the two Trustee nominees listed, FOR Proposal Two, the amendment to the stock option plan and AGAINST Proposal Three, the shareholder proposal regarding executive compensation. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast. A Proxy on the enclosed form may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by submitting, to the Secretary of the Trust, a duly executed Proxy bearing a later date or by attending the Annual Meeting and orally withdrawing the Proxy.

   The voting securities of the Trust consist of shares of beneficial interest, $0.01 par value ("Shares"), of which 35,733,793 Shares were issued and outstanding at the close of business on March 27, 2000. So far as is known to the Trust, no person holds of record or beneficially as much as 5% of the outstanding Shares. The Trust has no other class of voting security. Each Share outstanding on March 27, 2000 will be entitled to one vote. Shareholders do not have cumulative voting rights.

                     THE BOARD OF TRUSTEES AND MANAGEMENT

The Board of Trustees

   The Board consists of seven Trustees divided into two classes of two Trustees each and one class of three Trustees. The terms of the Trustees continue until the Annual Meetings to be held in 2000, 2001 and 2002, respectively, and until their respective successors are elected and qualified. At each Annual Meeting, two or three Trustees are elected, subject to the limitations described below, for a term of three years to succeed those Trustees whose terms expire at such Annual Meeting. The Trust's By-Laws provide that no Trustee shall be nominated or elected as a Trustee after such person's 72nd birthday. The By-Laws further provide that any Trustee who is first elected a Trustee after December 19, 1995 shall tender his resignation as a Trustee on his 72nd birthday.

   The Board held 13 meetings in 1999. The Nominating Committee, consisting of Messrs. Birney, Cronin, Derrick, Osnos and Ms. Williams, makes recommendations to the Board for nomination of Trustees. The Nominating Committee met three times in 1999 and met one time in 2000. The Trustees will consider recommendations received from shareholders for nominations for Trustees to be elected at the 2001 Annual Meeting. Such recommendation must be submitted in writing before December 22, 2000 accompanied by a written statement setting forth the reasons the Trust would benefit from the election of such nominee. The Audit Committee, consisting of Messrs. Derrick, Kendall, McDaniel, Osnos and Ms. Williams, meets at least quarterly with the President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, together and/or individually, to review operating results and other matters. The Audit Committee reviews management's independent public accountant selection and makes recommendations to the Board based on that review. The Audit Committee also questions management and the Trust's independent public accountants on the application of accounting and reporting standards to the Trust and makes recommendations to the Board regarding dividend declarations. The Audit Committee met four times in 1999 and twice in 2000. The Compensation Committee, composed of Messrs. Birney, Kendall and McDaniel, is responsible for making recommendations to the Board with respect to compensation decisions. The Compensation Committee met once during 1999 and once during 2000. See "Report on Executive Compensation" below. During 1999, each incumbent Trustee attended more than 75% of the total number of Board and committee meetings he or she was eligible to attend except Ms. Williams.

   The six non-officer Trustees of the Trust receive an annual retainer of $15,000 plus a $1,000 per meeting fee for attending Board and committee meetings. In addition, each non-officer Trustee receives an annual grant of 2,000 Share options and 400 unrestricted Shares. The Chairman of the Board receives additional remuneration of $9,500 for such services.

   During 1999, the Trust utilized the legal services of the law firm of Arent Fox Kintner Plotkin & Kahn PLLC, of which Trustee David M. Osnos is a senior partner. The amount of fees paid to Arent Fox did not exceed 5% of that firm's 1999 gross revenues or 5% of the Trust's 1999 gross revenues.

   The following table sets forth the names and certain biographical information concerning each of the current Trustees.

                                                                                  Served as        Term
 Name                      Principal Occupation                                 Trustee Since Age Expires
 ----                  ---------------------------                              ------------- --- -------
 Arthur A. Birney      Managing Partner and Chief Executive Officer,
                         Washington Brick & Terra  Cotta Co.                        1960       72  2000
 John M. Derrick, Jr.  Chairman, President/CEO--Potomac Electric Power
                         Company                                                    1997       60  2000
 Edmund B. Cronin, Jr. President and Chief  Executive Officer, WRIT                 1994       63  2001
 John P. McDaniel      Chief Executive Officer-- Medstar Health                     1998       57  2001
 David M. Osnos        Senior partner, Arent Fox Kintner Plotkin & Kahn, PLLC       1987       68  2001
 Clifford M. Kendall   Director, Affiliated  Computer Service, Inc.                 1999       68  2002
 Susan J. Williams     Founding Partner and President, Bracy Williams & Company     1999       59  2002

   Mr. Arthur A. Birney has been Managing Partner and CEO of Washington Brick and Terra Cotta Company, a real estate development and investment company, since 1960. He is President of Port Annapolis Marina, Inc. and Managing Partner, Queenstown Harbor Golf Links LP. He was a founding Trustee of Washington Real Estate Investment Trust in 1960 and has served as a Trustee of WRIT since 1960. Mr. Birney has served as WRIT's Chairman since 1995.

   Mr. Edmund B. Cronin, Jr. has 38 years of real estate investment, development, operations and finance experience in the Mid-Atlantic region. From 1977 to 1993, he served as Chairman and Chief Executive Officer of Smithy Braedon, a full service commercial real estate firm providing leasing, sales, asset management, finance, consulting, advisory and development services. From 1976 until joining the Trust in June 1994, Mr. Cronin was Chief Executive Officer of H.G. Smithy Company, a real estate management and advisory service holding company. Mr. Cronin is also a director of the Potomac Electric Power Company.

   Mr. John M. Derrick Jr. is Chairman, President/CEO of Potomac Electric Power Company (PEPCO). He joined PEPCO in 1961 and served as President/CEO from 1997 until his election to his present position in 1999. From 1992 until 1997, he served as President/COO. Mr. Derrick is a member of the Institute of Electrical and Electronic Engineers, the National Society of Professional Engineers, the Washington Society of Engineers and the Edison Electric Institute. He is a director of the Greater Washington Board of Trade, the Federal City Council and the Economic Club of Washington and is a past Chairman of the Maryland Chamber of Commerce.

   Mr. Clifford M. Kendall is a director of Affiliated Computer Service, Inc.
(ACS). Before the merger with ACS, Mr. Kendall served as Chairman and CEO of Computer Data Systems, Inc. (CDSI) from 1971 to 1991 and as Chairman from 1991 to 1998. Prior to joining CDSI, his career included positions with Washington Gas Light Company, American University, Washington University in St. Louis, and Booz, Allen & Hamilton, Inc. Mr. Kendall is a past Chairman and continues to serve on the Board and Executive Committee of the High Technology Council of Maryland and the Advisory Board for the Montgomery County Technology Enterprise Center. He is a director of the Montgomery County Community Foundation and The Lighthouse. Mr. Kendall also serves on the Board of Trustees of George Washington University and is a member of the Board of Regents for the University System of Maryland. He is past Chairman of the Greater Washington Board of Trade, and has served as Chairman of the Montgomery/Prince Georges County CEO Roundtable.

   Mr. John P. McDaniel has served as Chief Executive Officer of Medstar Health, a multi-institutional, not-for-profit healthcare organization serving Washington DC, Maryland, Virginia and the mid-Atlantic region since its inception in 1982. Mr. McDaniel is a past Chair of the Executive Committee of the Greater Washington Board of Trade, the Executive Committee of the Federal City Council, the Board of Directors of Lutheran Brotherhood, the Maryland State Racing Commission, the Board of the Greater Baltimore Committee and a Fellow of the American College of Healthcare Executives.

   Mr. David M. Osnos has been an attorney with Arent Fox Kintner Plotkin & Kahn, PLLC (legal counsel to the Trust) since 1956. His principal areas of practice include real estate, tax, securities, corporate, estate planning and sports law. He is a director or trustee of numerous organizations including EastGroup Properties (real estate investment trust), VSE Corporation (engineering) and Washington Wizards Basketball Club.

   Ms. Susan J. Williams is Founding Partner and has served as President of Bracy Williams & Company, government and public affairs consultants since 1982. Ms. Williams' career includes public service as a legislative professional on Capitol Hill and Assistant Secretary of Transportation. She also played a founding role in Project Head Start. Ms. Williams is a past Chair of The Greater Washington Board of Trade. She serves on the Board of Directors of the Henry L. Stimson Center, the American Institute for Public Service, the Historical Society of Washington, D.C., the National Aquarium in Baltimore, and the D.C. Agenda Project. She is also a member of the Board that is preparing the Washington-Baltimore region's bid to host the 2012 Olympic Games, the Economic Club of Washington, the Federal City Council, Leadership Washington and the Advisory Board for George Mason University.

Other Executive Officers

   The following table contains information regarding other executive officers of the Trust. Such officers are elected annually by the Board and serve at the Board's discretion.

Name                     Age                           Position
----                     --- -------------------------------------------------------------
Larry E. Finger.........  47 Senior Vice President--Chief Financial Officer
George F. McKenzie......  44 Senior Vice President--Real Estate
Brian J. Fitzgerald.....  38 Vice President--Leasing
Laura M. Franklin.......  39 Vice President--Chief Accounting Officer, Corporate Secretary
Kenneth C. Reed.........  47 Vice President--Property Management

   Mr. Larry E. Finger joined the Trust in December 1993 and was elected Senior Vice President, Chief Financial Officer in June 1995. From 1978 to 1991, Mr. Finger served with Savage/Fogarty Companies, Inc., a real estate investment, management and development company based in Alexandria, Virginia, most recently as Chief Operating Officer. Mr. Finger is an attorney and CPA.

   Mr. George F. McKenzie joined the Trust in September 1996 and was elected Senior Vice President--Real Estate in December 1997. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the Mid-Atlantic region.

   Mr. Brian J. Fitzgerald joined the Trust in January 1996 as Vice President -- Leasing. From 1984 to 1993, Mr. Fitzgerald served as a commercial leasing broker with Smithy Braedon Company. In 1993, he became a Vice President of H.
G. Smithy Company, with responsibilities for managing all agency leasing activities. From the date of the merger of H. G. Smithy Commercial Management Group with Cushman & Wakefield of Washington, D.C., Inc. in June 1994 until joining the Trust, Mr. Fitzgerald managed institutional agency leasing activities at Cushman & Wakefield, Inc. of Washington, D.C.

   Ms. Laura M. Franklin, CPA, joined the Trust in 1993 as Assistant Vice President -- Finance, and is currently Vice President and Chief Accounting Officer as well as Corporate Secretary to the Trust. From 1984 to 1993, Ms. Franklin served with the public accounting firm of Reznick, Fedder and Silverman, P.C. specializing in audit and tax services for real estate clients.

   Mr. Kenneth C. Reed joined the Trust as Vice President -- Property Management in June 1995. Mr. Reed served as President of CSN Management Corp. from 1988 to 1998. CSN managed WRIT's properties until its assets were purchased by WRIT in 1998.

   There are no family relationships between any Trustee and/or executive officer.

Ownership of Shares by Trustees and Executive Officers

   The following table sets forth certain information concerning all Shares beneficially owned as of March 16, 2000 by each Trustee, by the nominees for Trustee, by each of the "Named Officers" (as defined in "Executive Compensation" below) and by all Trustees and Executive Officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder and/or the holder's spouse.

                                                                               Percentage
Name                                                             Shares owned   of total
----                                                             ------------  ----------
Arthur A. Birney..............................................      47,965(1)     0.13%
Edmund B. Cronin, Jr..........................................     207,308(2)     0.58%
John M. Derrick, Jr...........................................       4,600        0.01%
Larry E. Finger...............................................      98,042(2)     0.27%
Clifford M. Kendall...........................................       7,400        0.02%
John P. McDaniel..............................................       4,000        0.01%
George F. McKenzie............................................      39,242(2)     0.11%
Charles T. Nason..............................................       6,133        0.02%
David M. Osnos................................................       4,700        0.01%
Kenneth C. Reed...............................................      56,812(2)     0.16%
Thomas L. Regnell.............................................      50,740(2)     0.14%
Susan J. Williams.............................................       1,900        0.01%
All Trustees and Executive Officers as a group (13 persons)...     603,932(2)     1.69%

--------
(1) Includes Shares held in a trust.

(2) Includes Shares subject to options exercisable within 60 days, as follows: Mr. Cronin, 173,496; Mr. Finger, 91,022; Mr. McKenzie, 36,629; Mr. Reed, 53,740;Mr. Regnell, 48,229; and all Trustees and Executive Officers as a group, 474,798.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The Summary Compensation Table shows the compensation awarded, earned or paid during the past three years to the Trust's Chief Executive Officer and each of the Trust's four other most highly compensated executive officers (the "Named Officers") whose compensation exceeded $100,000 for the period(s) indicated.

                          SUMMARY COMPENSATION TABLE

                                                        Annual Cash         Long-Term
                                                       Compensation       Compensation
                                                     ----------------- --------------------      Other
  Name and Principal                                                                             Annual
       Position                                 Year  Salary   Bonus   Granted(1) Granted(2) Compensation(3)
  ------------------                            ---- -------- -------- ---------  ---------  --------------
Edmund B. Cronin, Jr.,  Trustee,
 President and Chief  Executive Officer.....    1999 $405,000 $337,500   4,492     100,000       $4,800
                                                1998 $395,000 $309,408   3,368     100,000       $4,800
                                                1997 $395,000 $162,989   3,121      61,000       $9,500
Larry E. Finger, Senior Vice President and
 Chief Financial Officer....................    1999 $235,000 $195,837   2,027      99,206       $4,800
                                                1998 $225,000 $176,245   1,492      75,140       $4,800
                                                1997 $210,000 $ 86,652   1,291      25,224       $9,500
George F. McKenzie, Senior Vice
 President-- Real Estate....................    1999 $200,000 $166,670   1,726      84,431       $4,800
                                                1998 $150,000 $117,497     995      50,094       $4,500
                                                1997 $120,000 $ 49,516     285      11,582          --
Thomas L. Regnell, Vice
 President-- Acquisitions...................    1999 $156,000 $130,003     481      52,290       $4,680
                                                1998 $146,000 $114,364     346      39,180       $4,380
                                                1997 $130,000 $ 53,642     285      12,547       $4,583
Kenneth C. Reed, Vice
 President--Property Management.............    1999 $141,000 $117,502     434      47,831       $4,230
                                                1998 $138,000 $108,097     327      37,033       $4,059
                                                1997 $130,000 $ 53,642     285      12,547       $8,260

--------
(1) Represents Share grants awarded on December 17, 1999, December 15, 1998 and December 16, 1997 in accordance with the Incentive Compensation Plan approved by the Trustees in 1997. Share grants vest 20% per year on the anniversary of the grant date.
(2) All options reflected in the table were granted under the Washington Real Estate Investment Trust 1991 Stock Option Plan, as amended (the "Stock Option Plan") in accordance with the Incentive Compensation Plan approved by the Trustees in 1997. Options granted under the Stock Option Plan vest 50% per year on the anniversary of the grant date.
(3) Represents amounts contributed on the officers' behalf by the Trust to its 401(k) plan.

Option Grants Table

   The following table shows the specified information with respect to options granted to the Named Officers in 1999.

                           1999 OPTION GRANTS TABLE




                                                                     Potential Realizable Value
                          Number of   Percentage                       at Assumed Annual Rates
                            Shares     of Total                      of Share Price Appreciation
                          Underlying   Options                       (Full 10-Year Option Term)
                           Options    Granted to Exercise Expiration ---------------------------
Name                      Granted (1) Employees   Price      Date         5%            10%
----                      ----------  ---------- -------- ---------- ------------ --------------
Edmund B. Cronin, Jr....   100,000      20.0%    $14.469  12/17/2009   $909,932     $2,305,946
Larry E. Finger.........    99,206      19.8%    $14.469  12/17/2009   $902,707     $2,287,637
George F. McKenzie......    84,431      16.9%    $14.469  12/17/2009   $768,265     $1,946,933
Thomas L. Regnell.......    52,920      10.4%    $14.469  12/17/2009   $475,803     $1,205,779
Kenneth C. Reed.........    47,831       9.6%    $14.469  12/17/2009   $369,906     $1,102,957

--------
(1) Options become exercisable 50% after one year and 100% after two years. 93,089 of Mr. Cronin's options, 92,295 of Mr. Finger's options, 77,520 of Mr. McKenzie's options, 45,379 of Mr. Regnell's options and 40,920 of Mr. Reed's options were granted as non-qualified stock options. See Report on Executive Compensation.

   The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the rules of the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation in the price of the Shares, which would benefit all shareholders. For example, in order for the Named Officers to realize the potential values set forth in the 5% and 10% columns in the table above, the price per Share of the Shares would have to be approximately $23.57 and $37.53, respectively, as of the expiration date of the option. Actual gains, if any, on option exercises and Share holdings are dependent on the future performance of the Shares and overall stock market conditions.

Aggregated Option Exercises and Option Value Table

   The following table shows information concerning the exercise of options during 1999 by each of the Named Officers and the year-end value of unexercised options.

        AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES


                                                      Number of          Value of Unexercised in
                                                 Unexercised Options      the Money Options at
                           Shares               at December 31, 1999        December 31, 1999
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Edmund B. Cronin, Jr....      --        --      173,496      150,000      $7,564       $53,120
Larry E. Finger.........      --        --       91,022      136,776      $2,564       $52,698
George F. McKenzie......      --        --       36,629      109,478         --        $27,857
Thomas L. Regnell.......      --        --       48,229       71,880      $2,564       $27,776
Kenneth C. Reed.........      --        --       53,740       66,348      $2,564       $25,408

Pension Plan

   The Trust has a non-contributory defined benefit pension plan (the "Pension Plan") that covers all employees who met certain requirements regarding age and years of service before December 31, 1995. The Pension Plan was amended on December 12, 1995 to fix benefits, participation and years of service accruals as of December 31, 1995 and was terminated effective December 31,1999.

   The following table is illustrative of various annual payments that would be made pursuant to the Pension Plan and the Supplemental Benefit Plan (as defined below) upon retirement on an individual's 65th birthday, assuming the indicated five-year average remuneration and years of service.

                              PENSION PLAN TABLE

                                                 Years of Service
                                   --------------------------------------------
Remuneration                          15       20       25       30       35
------------                       -------- -------- -------- -------- --------
$125,000.......................... $ 34,440 $ 45,920 $ 57,400 $ 68,880 $ 71,176
 150,000..........................   41,565   55,420   69,275   83,130   85,901
 175,000..........................   48,690   64,920   81,150   97,380  100,626
 200,000..........................   55,815   74,420   93,025  111,630  115,351
 225,000..........................   62,940   83,920  104,900  125,880  130,076
 250,000..........................   70,065   93,420  116,775  140,130  144,801
 300,000..........................   84,315  112,420  140,525  168,630  174,251
 400,000..........................  112,815  150,420  188,025  225,630  233,151
 450,000..........................  127,065  169,420  211,775  254,130  262,601
 500,000..........................  141,315  188,420  235,525  282,630  292,051

   The Pension Plan provides for retirement upon the participant's 65th birthday, disability or attainment of age 50 with 10 or more years of service at an actuarially reduced benefit. The Pension Plan provides both retirement benefits and death benefits prior to retirement. Retirement benefits are based on the participant's average salary during the five years of employment which produces the highest average. Accrued pension benefits are fully vested after six years of employment. Death benefits are based on the projected monthly pension benefit.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   The Board determined executive compensation for 1999. A Compensation Com-mittee (the "Compensation Committee"), composed of Messrs. Birney, Kendall and McDaniel, was responsible for making recommendations to the Board with respect to 1999 compensation decisions.

                       REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Principles

   The Trust's Executive Compensation Program is based on guiding principles designed to align executive compensation and management incentives with Trust values and objectives, business strategy and business financial performance. In applying these principles, the Compensation Committee, based upon the rec-ommendations contained in the 1997 Board of Trustees and Executive Compensa-tion Review prepared by an independent consultant, has established a program designed to:

  . Attract and retain key executives critical to the long-term success of the Trust.

  . Reward executives for long-term strategic management and the enhancement of shareholder value.

  . Support a performance-oriented environment that rewards performance based upon exceeding Trust operating performance goals.

Executive Compensation Program

   For 1999, the Board, upon recommendation of the Compensation Committee, adopted an Incentive Compensation Plan (the "Plan") based upon the recommendations contained in the 1997 Board of Trustees and

Executive Compensation Review prepared by an independent consultant to align executive compensation with Shareholder interests through salaries, cash bonuses, Share grants and option grants tied to pre-set objective performance goals.

   Under the Plan, salaries for the Trust's executive officers were set based upon (i) a review of the compensation paid to similarly situated executive officers employed by companies comprising the EREIT Index; and (ii) a subjective evaluation of each executive officer's performance throughout the year. See "Executive Compensation-- Performance Graph" for additional discussion regarding the EREIT Index.

   Cash bonuses would be paid only if the Trust's Funds From Operations ("FFO") per share grew by at least 5%. If this minimum threshold was achieved, a bonus pool would be created as follows: 10% of the first 7% of the growth in FFO per share times the average shares outstanding for the year, plus 20% of the growth in FFO per share in excess of 7% times the average shares outstanding for the year, would go into the bonus pool. Executive officers of the Trust and selected senior and middle management share the bonus pool pro-rata based on their salaries.

   Long-term incentives are provided through the Stock Option and Share Grant Plans. Vice Presidents receive option grants with a value equal to 22.5% (36% for the Chief Executive Officer and 28% for the Senior Vice Presidents) of their annual salary plus annual bonus ("Cash Compensation"). The option value is based upon a Black Scholes model calculation. This value is divided into 22.5% of the individual's Cash Compensation (36% for the Chief Executive Officer and 28% for the Senior Vice Presidents), and the resulting number is the number of Shares subject to the grant of an option for such year. Notwithstanding the forgoing, the number of options which may be granted to any individual is limited to 100,000 in any one year. Certain members of middle management are also eligible to receive Stock Options under the Stock Option Plan. Executive officers are also eligible to receive Share grants through the Share Grant Plan. Under the Share Grant Plan, Vice Presidents receive an award of Shares with a market value of 2.5% of the individual's Cash Compensation (9% for the Chief Executive Officer and 7% for Senior Vice Presidents) at the date of the award. Shares granted under the Share Grant Plan vest 20% per year over five years and are restricted from transfer for five years from the date of grant.

   The Board believes that compensation paid to the Trust's executive officers is comparable to that paid by the companies comprising the EREIT Index.

Chief Executive Officer Compensation

   Mr. Cronin's 1999 compensation consisted of his salary, bonus, Share grants and options based upon the Executive Compensation Program described above. Mr. Cronin's salary was determined by the Compensation Committee and was based upon (i) a review of the compensation paid to chief executive officers employed by companies comprising the EREIT Index and (ii) a subjective evaluation of Mr. Cronin's performance throughout the year. As described above under the Plan, specific performance goals were not established for Mr. Cronin during 1999 as relates to salary but, as described above, were established for bonus and related Share grant and option purposes. In general, the EREIT Index comparison and the subjective evaluation were weighted equally by the Board when making the decision to set Mr. Cronin's 1999 salary at $405,000. Compensation paid to Mr. Cronin is comparable to compensation paid to the chief executive officers of the companies comprising the EREIT Index.

                                          THE BOARD OF TRUSTEES
                                          Arthur A. Birney
                                          Edmund B. Cronin, Jr.
                                          John M. Derrick, Jr.
                                          Clifford M. Kendall
                                          John P. McDaniel
                                          David M. Osnos
                                          Susan J. Williams

Performance Graph

   Set forth below is a graph comparing the cumulative total shareholder return on the Shares with the cumulative total return of companies making up the Standard & Poor's 500 Stock Index as provided by Standard & Poor's Corporation and the Equity Real Estate Investment Trust Index (the "EREIT Index") as provided by the National Association of Real Estate Investment Trusts. The EREIT Index is a compilation of 167 companies as of December 31, 1999 which qualify as real estate investment trusts and own real property and/or equity interests in real property and has been weighted according to each individual company's stock market capitalization. The EREIT Index companies are traded on the New York and American Stock Exchanges and on the Nasdaq National Market. The graph assumes an initial investment of $100 on December 31, 1994 and the reinvestment of all dividends paid thereafter with respect to such $100 investment.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                             [CHART APPEARS HERE]

                    1994     1995     1996     1997     1998     1999
                    ----     ----     ----     ----     ----     ----
WRIT...........     $100     $105     $122     $124     $146     $127
EREIT..........      100      115      156      188      155      148
S&P............      100      137      169      225      290      351

                                  PROPOSAL 1:
                             ELECTION OF TRUSTEES

   Messrs. John M. Derrick, Jr. and Charles T. Nason stand for election as Trustees at the Annual Meeting, to serve for three years. It is intended that the proxies given to the persons named in the accompanying Proxy (unless otherwise indicated on such Proxy) will be voted for the election of Messrs. Derrick and Nason. Mr. Derrick currently serves as a Trustee. Mr. Nason is nominated for the position being vacated by Mr. Birney. Mr. Birney, in accordance with the Trust's By-Laws, retires this year.

   Mr. Charles T. Nason, age 54, currently serves as Chairman and Chief Executive Officer of Acacia Life Insurance Company, (Acacia) a Washington D.C.-based financial services organization with assets under management of $7.5 billion. Mr. Nason assumed the role of President and CEO of Acacia June 1, 1988 and was elected Chairman of the Board of Directors July 1, 1989. Mr. Nason began his career with Metropolitan Life in 1971 in their MBA Management Program after a two-year tour of duty in Korea. After six years with Metropolitan, Mr. Nason joined Acacia in 1977 as Managing Director of the Pittsburgh Financial Center, where he served until his appointment as CEO. Mr. Nason is a member of the Board of Directors of The American Council of Life Insurance, Insurance Marketplace Standards Association, The Greater Washington Boys and Girls Clubs, The Greater Washington Research Center, The Greater Washington Board of Trade, and The Federal City Council. He also is a member of The Economic Club of Washington, and a member of the Board of Trustees of Washington and Jefferson College. In addition, he is past Chairman of The Greater Washington Board of Trade. Mr. Nason received his bachelor's degree from Washington and Jefferson College in Washington, Pennsylvania in 1968 and his MBA in 1969 from the University of Pittsburgh's Graduate School of Business.

   If a nominee becomes unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy will have discretionary authority to vote pursuant to the Proxy for a substitute nominee nominated by the Board. The election of Trustees requires the affirmative vote of the holders of a majority of the shares voting at the Annual Meeting either in person or by proxy.

          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. JOHN M. DERRICK, JR. AND CHARLES T. NASON.

                                  PROPOSAL 2:
                    AMENDMENT TO THE 1991 STOCK OPTION PLAN

   The Trust currently maintains the Washington Real Estate Investment Trust 1991 Stock Option Plan (the "Stock Option Plan"), which provides for the grant to officers and employees of the Trust of options to purchase up to an aggregate of 1,515,241.5 Shares (as adjusted for the three-for-two split effected in 1992). If an option expires without being exercised, the Shares covered by that option again become available for issuance under new options. There are currently 1,273,000 options outstanding under the Stock Option Plan. The purpose of the amendment is to increase by 280,000 Shares the number of Shares that are available for option grants.

Description of the Stock Option Plan

   The Stock Option Plan provides that it may be administered by the Board or a committee of the Board composed of at least three Trustees (the "Committee"). The Board (or the Committee) has authority, subject to the limits of the Stock Option Plan, to designate persons to whom options are granted, to determine the number of Shares covered by each option and to determine the terms and provisions of each option. The Board (or the Committee) also is authorized to designate whether the option is an incentive stock option ("ISO") or a non-qualified stock option ("NQO") for tax purposes. Options may be granted only to an employee of the Trust, including any Trustee or officer who is an employee. Currently, approximately 17 employees are eligible to receive option grants under the Plan. The Stock Option Plan requires the grant of options to the Chief Executive Officer, Senior Vice Presidents and Vice Presidents in accordance with the formulas described in "Report on Executive Compensation." None of these officers may receive an option grant for more than 100,000 Shares in any calendar year.

   Under the Stock Option Plan, whether the option is an ISO or an NQO, the option price may not be less than the fair market value of the Shares on the date the option is granted, and options will expire no later than ten years from the date of the grant. On March 10, 2000, the closing price for the Shares on the New York Stock Exchange was $15.125. The option price must be paid in full at the time an option is exercised, in cash, by check or by delivery of Shares already owned by the optionee. The Stock Option Plan provides that an option may be exercisable on grant or in one or more installments as determined by the Board (or the Committee).

   As required by Section 422 of the Internal Revenue Code (the "Code"), the Stock Option Plan provides that the Trust may grant an optionee an ISO with respect to Shares with an aggregate fair market value at the time of the grant in excess of $100,000 during any particular calendar year, provided that such option does not become first exercisable by the optionee in an amount exceeding $100,000 per calendar year. This provision does not apply to an option designated to be an NQO.

   Options, whether an ISO or an NQO, are not assignable or transferable by the optionee except by will or by the laws of descent and distribution. In case of death, an option will continue in accordance with its terms and may be exercised thereafter by the persons entitled to do so under the optionee's will or by his legal representatives. If an optionee's employment is terminated for any reason other than death, termination for cause or retirement on or after attaining age 65, the option will terminate three months after the date of such termination of employment, but in no event later than the date of expiration of the option. If an optionee's employment is terminated for cause, the option will terminate as of the date of such termination of employment. If an optionee ceases to be employed by the Trust due to retirement on or after attaining age 65, the option will continue in accordance with its terms; however, the Stock Option Plan provides that the option will cease to be an ISO upon the expiration of three months from the date of the optionee's retirement and will thereafter be treated as an NQO.

   The Board may terminate the Stock Option Plan at any time and may amend the Stock Option Plan from time to time. However, the Board may not change the maximum number of Shares for which options may be granted, the periods during which options may be granted or exercised or materially increase the benefits under the Stock Option Plan without shareholder approval. No amendment may adversely affect an optionee's rights under any issued option without the optionee's consent.

   The Stock Option Plan provides that the number and price of the Shares covered by each option and the total number of Shares that may be granted under the Stock Option Plan shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board, any stock dividend, stock split or share combination of the Shares or recapitalization of the Trust. It also provides that to the extent deemed equitable and appropriate by the Board, in any merger, consolidation, reorganization, liquidation or dissolution, any option granted under the Stock Option Plan shall pertain to the securities and other property to which a holder of the number of Shares covered by the option would have been entitled to receive in connection with such event.

   Pursuant to the Code, an ISO plan may not have a term longer than ten years from the earlier of the date the plan is adopted or the date the plan is approved by the stockholders. Accordingly, the Stock Option Plan will expire on June 25, 2001 (except as to options outstanding on that date). The Board anticipates adopting a new stock option plan before the Stock Option Plan's expiration in 2001 and anticipates submitting the new plan to the Trust's shareholders for approval at the 2001 annual meeting.

Federal Income Tax Treatment

   Generally, the grant of either an ISO or a NQO under the Stock Option Plan will not cause recognition of income by the optionee or entitle the Trust to an income tax deduction. Upon exercise of an option, the tax treatment will generally vary depending on whether the option is an ISO or a NQO. The exercise of an ISO will generally not cause recognition of income by the optionee or entitle the Trust to a tax deduction. However, the amount by which the fair market value of the Shares obtained exceeds the exercise price on the day of exercise is an item of tax preference to the optionee for alternative minimum tax purposes. Upon the sale of such Shares, the optionee generally will recognize capital gain or loss if the Shares have been held for at least two years from the date of the option grant and at least one year after the Shares were purchased. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such Shares will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between fair market value of such Shares on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Trust is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

   The exercise of a NQO will generally cause the optionee to recognize taxable income equal to the difference between the exercise price and the fair market value of the Shares obtained on the date of exercise. The Trust must then, in most cases, obtain from the optionee funds to meet tax withholding requirements arising from that income recognition. The exercise of a NQO will also generally entitle the Trust to an income tax deduction equal to the amount of the income recognized by the exercising option holder. Upon the disposal of Shares acquired pursuant to the exercise of a NQO, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the Shares plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the option holder has held the Shares for more than one year.

Registration With SEC

   The Trust has filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, covering the offering of the Shares under the Stock Option Plan. If the amendment is approved, the Trust intends to file a similar registration statement covering the 280,000 additional shares available for issuance under the Stock Option Plan.

Vote Required

   The affirmative vote of the holders of record of a majority of the outstanding Shares is required for approval of the amendment.

            THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF
                 THE AMENDMENT TO INCREASE THE SHARES RESERVED
                UNDER THE STOCK OPTION PLAN BY 280,000 SHARES.

                                  PROPOSAL 3:
                             SHAREHOLDER PROPOSAL

   The proponent of a shareholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Trust upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Trustees accepts no responsibility, is set forth below. The Board of Trustees opposes the proposal for the reasons stated after the proposal.

Proposal

  "Resolved, that the shareholders of Washington Real Estate Investment Trust recommend to the Trustees that bonuses paid to company personnel should not exceed 10 percent of those individuals' annual salary.

  It is much clearer to comprehend executive pay scales when received in the form of salary, which in itself provides just and understandable compensation.

  In recent years, key executives have been paid bonuses amounting to huge percentages of salary.

  In 1998, Trust President Edmund B. Cronin, Jr., and Senior Vice President Larry E. Finger each received bonuses amounting to more than 78 percent of their salaries. In 1997, the bonus for each of these officers amounted to more than 41 percent of their salaries.

  In 1998, the top five highest paid officers of the Trust were awarded bo-nuses of more than 82 percent of their salaries. The bonuses are in addi-tion to substantial stock options. Meanwhile, the dividend was increased less than 4 percent.

  In 1998, funds from operations rose 21 percent (13 percent per share), with net income up 36 percent (28 percent per share).

  Efforts toward achievement should be based on regular pay (salaries) and on pride in Writ. Bonuses have been excessive at a company that under strong and successful prior management paid no bonuses.

  If you think that bonuses have been excessive, please support this resolu-tion which hopes to benefit the Trust's shareholders by suggesting a limit on unprecedented bonuses paid to current management."

Board of Trustees Response

   In order to attract and retain officers and key employees WRIT must pay a market rate of total compensation. As described in the Report on Executive Compensation, bonuses are only one component of WRIT's compensation program. Arbitrarily limiting bonus amounts would not limit the total amount of compen-sation paid to officers or other employees because WRIT would have to pay a market rate of total compensation to attract and retain personnel. WRIT be-lieves that its compensation program provides a market rate of total compensa-tion and strongly aligns compensation with shareholder interests. If bonuses were limited, WRIT would have to increase salaries for officers and key em-ployees in order to continue to offer a competitive compensation program. While this would allow WRIT to attract and possibly retain key officers and employees, as detailed below, compensation would no longer be aligned with shareholder interests.

   The Board believes that compensation composed of a fixed salary and a sub-stantial "at risk" bonus provides a greater incentive for superior performance than an arrangement providing for a larger fixed salary and a limited bonus. The bonus provided under the current compensation program is "at risk" based upon the Trust exceeding specified performance goals. The following tables compare the last three years under WRIT's prior Chief Executive Officer, Mr.
B. Franklin Kahn, with the last three years during which Mr. Cronin has been Chief Executive Officer. The tables make very clear how the current compensa-tion plan rewards performance consistent with shareholder interests and better aligns those rewards with shareholder interests than the prior non-bonus based compensation program.

                                                           Average of Last 3 Years
                                                    --------------------------------------
                                                                                   FFO Per
                                  Cash Compensation                    Total Cash   Share
  Period             CEO              Structure      Salary   Bonus   Compensation Growth
  ------    --------------------- ----------------- -------- -------- ------------ -------
1992--1994  B. Franklin Kahn       Salary Only      $578,000      --    $578,000     2.9%
1997--1999  Edmund B. Cronin, Jr.  Salary + Bonus   $398,000 $270,000   $668,000    11.6%

                                                    Total Cash Compensation as a Percentage of Revenues
                                                    ---------------------------------------------------
                                  Cash Compensation                                       CEO Plus
  Period             CEO              Structure       CEO          CEO + CFO          Top 4 Executives
  ------    --------------------- ----------------- --------      -----------        ------------------
1992--1994  B. Franklin Kahn       Salary Only        1.5%            1.9%                  2.6%
1997--1999  Edmund B. Cronin, Jr.  Salary + Bonus     0.7%            1.0%                  1.5%

   During the last three years while Mr. Cronin has been Chief Executive Officer, the Trust has had in place the incentive compensation plan with cash bonuses paid based upon Funds From Operations ("FFO") per share growth. FFO per share is the primary operating performance measure utilized by REIT industry analysts. FFO is defined as net income before gains and losses on the sale of real estate and other extraordinary items, plus real estate depreciation. Bonuses are earned only in the event that FFO Per Share growth exceeds 5%. Under this plan, had WRIT, during 1996--1999, produced the same growth as had been produced under the prior non-bonus based plan's last three years, no bonuses would have been earned and Mr. Cronin's total cash compensation would have been 31% less than Mr. Kahn's. In fact, WRIT produced FFO per Share growth four times the growth produced under the prior program and Mr. Cronin's total cash compensation averaged only 13.5% higher than Mr. Kahn's.

               THE BOARD RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                                 OTHER MATTERS

Independent Public Accountants

   The firm of Arthur Andersen LLP served as the Trust's independent public accountants for 1999. The Board has appointed Arthur Andersen LLP as the Trust's independent public accountants for 2000. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

Securities Reporting Requirements

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Trustees and certain officers to file reports of changes in stock ownership with the SEC and with the New York Stock Exchange, with copies to the Trust. Based solely on a review of such copies, the Trust believes that all such filing requirements have been met for the year ended December 31, 1999.

Expenses and Administration

   The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, some of the officers and regular employees of the Trust may solicit proxies by telephone or facsimile, will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Shares held of record by such persons and may also verify the accuracy of marked proxies by contacting record and beneficial owners of Shares. The Trust will reimburse such persons for expenses incurred in forwarding such soliciting material.

2001 Annual Meeting

   Shareholders may present proposals to be considered for inclusion in the Proxy Statement relating to the 2000 Annual Meeting, provided they are received by the Trust no later than December 22, 2000 and are in compliance with applicable laws and SEC regulations.

                                    /s/ Laura M. Franklin
                                    -----------------------
                                    Laura M. Franklin
                                    CORPORATE SECRETARY

March 30, 2000.

FRONT OF PROXY CARD

                                             FOR               WITHHELD
1.  Election of two Trustees                                   Nominees (for the terms
                                                               stated in the Proxy Statement):

    For, Except vote withheld from the following               Mr. John M. Derrick, Jr.
    Nominee:                                                   Mr. Charles T. Nason

2.  Proposal to increase shares available for options          FOR         AGAINST       ABSTAIN

3.  Shareholder Proposal re executive compensation.            FOR         AGAINST       ABSTAIN

4.  Such other matters as may come before the meeting.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINATED TRUSTEES AND PROPOSAL #2 AND "AGAINST" PROPOSAL #3. PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.
PLEASE vote at once. It is important.  Please mark your choice in black ink.


SIGNATURE _______________ DATE _________ SIGNATURE _______________ DATE_________



NOTE: SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON.
      When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such and if the signer is a corporation, please sign with the full corporate name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.

                              REAR OF PROXY CARD:

                    WASHINGTON REAL ESTATE INVESTMENT TRUST

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 23, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of Washington Real Estate Investment Trust appoints Larry E. Finger and Laura M. Franklin, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in Washington Real Estate Investment Trust at the Annual Meeting of Shareholders to be held on May 23, 2000, and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting upon the following matters:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)